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                                                                 EXHIBIT 23.8


      [Letterhead of Donaldson Lufkin & Jenrette Securities Corporation]






Board of Directors
Cairn Energy USA, Inc.
8115 Preston Road, Suite 500
Dallas, Texas 75225


Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Cairn Energy USA, Inc. ("Cairn"), dated July 3, 1997, as Appendix C to the Joint Proxy Statement/Prospectus of Cairn and The Meridian Resource Corporation ("TMRC") relating to the proposed merger transaction involving Cairn and TMRC and references to such opinion letter in the Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors", "THE MERGER -- Background", "--Cairn's Reasons for the Merger" and "--Opinions of Financial Advisors -- DLJ Opinion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                            Very truly yours,

                                            DONALDSON LUFKIN & JENRETTE
                                              SECURITIES CORPORATION

                                            By: /s/ MICHAEL V. JOHNSON
                                                ------------------------------
                                                Michael V. Johnson
                                                Managing Director

New York, New York
September 23, 1997